UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): October 1, 2010

GOLD BAG, INC.

(Exact name of registrant as specified in its Charter)

Commission File No.: 000-52720

Nevada	26-4205169
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660

(Current Address of Principal Executive Offices)

Phone number: 949-475-9086

(Issuer Telephone Number)

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Gold Bag ,Inc. (OTCBB:GBGI) (the “Company”) and Victoria Gold Corp. (“Victoria”) entered into an Option Agreement (“Agreement”) on October 1, 2010, covering 16 gold mining claims in the Province of Ontario.  Under the Agreement, the Company has the right to acquire Victoria’s ownership interest in eight (8) mining claims located in Currie Township, Timmins Mining District, Ontario known as the Watabeag Property (“Watabeag”) and eight (8) mining claims located in Bowman Township, Timmins Mining District, Ontario known as the Russell Creek Property (“Russell Creek’)(collectively, the “Properties”).

Under the terms of the Agreement, to exercise the option and receive 100% ownership of the Properties, the Company will issue 250,000 shares of its common stock and undertake $2,000,000 of cumulative Exploration and Maintenance Expenditures on or before the third anniversary of the date of the Agreement.  Upon the commencement of Commercial Production, the Company will pay to Victoria a Net Smelter Returns royalty (the “Royalty”) equal to 3.0% of Net Smelter Returns.  The Company has the ability to buy back 1% of the Royalty at any time for $1 million.  On October 20, 2010, the Company and Victoria entered into an Amending Agreement to allow the Company to reacquire for cancellation the 250,000 shares issued to Victoria in the event that Victoria has not obtained from the Ontario Ministry of Northern Development, Mines and Forestry a renewal of or a confirmation in writing of a further extension of the period to renew all mining leases comprising the Properties.

Historical Production in and around Timmins

Timmins is one of the most prolific gold mining areas in the world.  The Timmins area has been a site of many gold mines since gold was first discovered in the late 1800’s, producing a staking rush bigger than any seen in the more famous Klondike years in California. Since then, several mines in the immediate vicinity of Timmins have become Canada’s top producing gold mines, as well as other metals such as copper. The main producers are summarized below:

•	McIntyre Mine

o	Third largest producer of gold in Canada at 10.8M Oz.

o	First staked in 1909, and in full operation between 1912 and 1988.

•	Hollinger Mine

o	In operation between 1910 and 1968.

o	Has become Canada’s largest ever producer at 19.6M Oz of gold.

•	Paymaster Mine

o	Developed by Standard Mines Ltd.

o	Operation from 1915 to 1966 producing a total of 1.2M Oz of gold.

•	Dome Mine

o	This was the first producing mine in the Timmins district.

o	To date has produced 15M Oz of gold, making it Canada’s longest running gold mine.

•	Pamour Mine

o	Staked in 1909

o	A Joint Venture was established between Placer Dome Ltd and Kinross Gold Corp, which saw the Pamour Pit put back into operation in 2005.

o	Current reserve estimates stand at 1.8M Oz.

The closest producing mines to Watabeag and Russell Creek lie approximately 15km to the north-west at St Andrews Stock and St Andrews Taylor sites owned by St. Andrews Gold Mines.   St Andrews (ticker SAS on the TSX) has reported 43-101 ounces of 3.95 million.

About Watabeag

The property is a total of 131 hectares and is located approximately 60km east of Timmins, Ontario.  Exploration on the property began in 1973 with additional drilling in the 80’s.  Two 1973 overburden drill holes on the Watabeag property gave 23,330 and 10,470ppb gold in panned concentrates of basal till samples overlying granodiorite. Four overburden holes were drilled in 1980 to follow up these highly anomalous gold values. Two of the holes produced very high gold results with visibly irregular gold grains suggesting a local source. An additional 11 overburden holes were completed in 1981 to define two anomalies with well defined head and tail features. The initial drill hole intersected mixed dacite and feldspar with a brecciated and altered zone assaying 8.9g/t Au across a 0.9m interval.

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About Russell Creek

The property is a total of 128 hectares and is located approximately 70 kilometers east of Timmins.  Minor exploration for gold commenced in 1980 when Asarco (Cook Joint Venture) completed ground magnetic and EM surveys in the area of two weak airborne EM conductors. The surveys defined a north west trending fault structure along Russell Creek.

Consistent with our strategy, we are delighted to complete a transaction to have 100% option rights of projects in one of the most prolific mining districts in the world.  These properties have some compelling historical data of possible significant gold mineralization which with further investment we believe could be further defined positively.  We will be strategic and efficient with how we invest capital on these properties with a work plan that will seek to more clearly define the potential gold resource.

Item 5.06  Change in Shell Company Status

As discussed in Item 1.01 above, the Company’s transaction with Victoria Gold Corp. has the effect of causing the Company to cease being a shell company, as defined in Rule 12b-2.

Section 9  Financial Statement and Exhibits

Item 9.01  Financial Statement and Exhibits.

10.1	Option Agreement dated October 1, 2010 with Victoria Gold Corp.
10.2	Amending Agreement dated October 20, 2010 with Victoria Gold Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Gold Bag, Inc.

Dated: October 27, 2010	By:	/s/ Richard O. Weed
Richard O. Weed
Secretary

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